Exhibit 10.1

January 19, 2009

Mr. Jan Keltjens

Dear Jan:

On behalf of AngioDynamics, Inc. (the “Company”), I am pleased to offer you the position of President & Chief Executive Officer.  We look forward to your future success in this position and are excited about the skills, experience, and leadership you bring to the organization.

The terms of your new position with the Company are as set forth below:

1.	Position

You will become President & Chief Executive Officer, working out of corporate headquarters currently located in Queensbury, NY.  In this role you will report directly to the Board of Directors of the Company.

2.	Start Date

Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this position with the Company on March 1, 2009, or such earlier date as agreed upon by you and the Company.

3.	Cash Compensation

Base Salary: You will be paid a gross salary at an annual rate of $425,000 US Dollars. Your salary will be payable each month in accordance with the Company’s standard payroll policies and procedures.

Short Term Cash Incentive Opportunity: As an AngioDynamics, Inc. employee in the capacity of President & Chief Executive Officer you shall participate in the AngioDynamics Senior Executive Incentive Compensation Program, with a target bonus of 70% of your gross annual salary. The base target bonus potential is based on the company’s ability to successfully meet its annual goals and your completion of individually assigned objectives. You will be eligible to achieve a bonus potential of 150% of the target bonus, up to 105% of your gross annual salary, should you and the Company exceed objectives, as outlined in the Senior Executive Incentive Compensation Program. For the Company’s fiscal year ending May 31, 2009, you will be eligible to receive this bonus on a pro-rated basis.  The annual goals and the target bonus amounts shall be pro-rated based upon the number of days of employment and in no event shall the bonus for the fiscal year ending May 31, 2009 be less than 17 ½ % of gross annual salary.

4.	Long Term Incentives

New Hire Non-Qualified Options: You will be eligible for a new hire stock option grant to purchase 200,000 shares of Company stock pursuant to the Company’s stock and incentive award plan. All such options will be subject to your commencing and continuing employment and will vest 25% per year on the first four anniversaries of the grant date. The strike price of the options will be the fair market value of the Company’s stock as of the date of grant, determined as set forth in the Company’s stock and incentive award plan. The option grant will be subject to the terms and conditions of a separate grant agreement.

Restricted Stock: You will be entitled to receive 90,000 shares of the common stock of the Company, subject to the terms and conditions (including forfeiture provisions) of a Restricted Stock Agreement being executed concurrently with this Agreement, which will vest 25% per year on the first four anniversaries of the grant date.

Annual Equity Awards:  In addition to the stock option purchase opportunity outlined above and the restricted stock, you will be eligible, after the Company’s fiscal year ending May 31, 2009,  for participation in our annual award program, which includes the grant of a combination of non-qualified options and performance share awards. Although the actual number may vary based on actual performance, the target number of shares granted is between 30,000 – 35,000 options and 25,000 and 30,000 performance shares consistent with the Company’s currently established program governing these awards.  Specific metrics that determine the actual number of shares granted annually will be subject to the limits contained in the Company’s 2004 Stock and Incentive Award Plan, as amended, and will be reviewed with you.

5.	Benefits

AngioDynamics provides benefits for exempt employees, effective upon date of hire. These benefits include, but are not limited to, the following:

o	Medical, Dental, Prescription, & Vision insurance
o	Standard and Voluntary Life Insurance
o	Statutory Short Term & Voluntary Short Term Disability Insurance
o	Long Term Disability Insurance
o	401(k) retirement account with employer match and profit sharing contributions –
▪ You will be eligible to participate in the Company’s employee-contribution 401K Retirement Plan beginning on the first Monday of the month following your date of hire.
o	Tuition Assistance Program
o	Paid Time Off
▪
You will be eligible to accrue up to 20 days of paid vacation per calendar year, pro-rated for the remainder of this calendar year. Vacation accrues as follows: 13.33 hours accrue per pay period from your Start Date.

o	Health & Dependent Care Reimbursement Accounts
o	Employee Stock Purchase Program
▪
You will be eligible to participate in the Company’s Employee Stock Purchase Plan beginning on the first March 1 or September 1 following commencement of your employment, as long as you have met the 30 day service requirement.

o	Executive Automobile Allowance:
▪ You will be eligible for an executive car allowance of $1,250 per month (less applicable taxes).
o	You will receive a stipend for financial planning and tax advice of $10,000 per year.

o
The Company will provide you with a tax gross-up benefit for the benefit of your $1,250 a month auto allowance and for the benefit of the yearly stipend for financial planning and tax advice.  All tax-gross up payments under this agreement shall be paid no later than the end of your taxable year next following your taxable year in which you paid the related taxes.

Your participation in these and any other Company benefit plans are subject to the terms and conditions of such plans, as they may be amended from time to time.

6.	Relocation Expenses: The basic provisions of your relocation agreement are as outlined below.

o	Househunting Trips: Up to 2 trips total of 8 days.
o	Temporary Living: Up to 180 days (lodging & per diem)
o	Managed Household Goods Move: Includes packing, transportation, insurance, and shipment of up to 2 autos with up to 30-day storage. (No cap on pounds)
o	Return Trips Home: 4 trips
o	Sales of Old Home: Payment of realtor fees up to 6% of the final selling price plus customary closing costs
o	Purchase of New Home: Customary closing costs, up to $2000
o	Spouse Re-employment: Spouse Assistance not to exceed $1,500.
o
If the Board moves the Company’s headquarters out of the Queensbury, NY area within 18 months of the date of your hire, the Company will reimburse you for any losses you sustain that are directly related to selling your home in the Queensbury, NY area (you will use your best efforts to minimize any such losses).

More details will be provided in your relocation agreement.

7.
At-Will Employment: Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, other than as provided in this agreement.

8.
Severance Benefits:  In no way limiting the Company’s policy of employment at-will, if your employment is terminated by the Company other than (A) in connection with a Change in Control (in which case your severance will be treated in accordance with Section 9 below) or (B) as a result of your: (i) death, (ii) disability, (iii) violation of securities laws or regulations, (iv) willful violation of a Company policy which is likely to cause material damage to the Company and which is not rectified within thirty (30) days after notice to you or (v) conviction of a felony under the laws of the state of New York or the United States for any act of theft, fraud, embezzlement or dishonesty, the Company will offer certain severance benefits to you.  As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement releasing any claims you may have against the Company.

a.
Cash Payments.  The Company will provide you with severance equal to two (2) times your then-current regular base salary and two (2) times your bonus for the preceding fiscal year, if any, if you are terminated after May 31, 2010.  If your employment is terminated prior to May 31, 2010, the Company will provide you with severance equal to two (2) times your then-current regular base salary and two (2) times your target bonus (which target bonus is 70% of salary). This payment shall be made within thirty (30) calendar days after the date on which your separation from service occurs, unless on that date you are a “Specified Employee”, in which case such payments shall be made six months and one day after that date.  For purposes of the preceding sentence, a Specified Employee means a “specified employee”  who is subject to the special rule set forth in subsection (a)(2)(B)(i) of section 409A of the Code and the regulations thereunder (including, without limitation, Proposed Treasury Regulation section 1.409A-1(i)) with respect to such payments.

b.
Continued Medical Coverage.  As further consideration, the Company will continue to provide you with Medical, Dental, Prescription, & Vision insurance coverage until the earlier of (A) the second anniversary of the date of your termination or (B) the date on which you accept an offer of employment that provides you with similar insurance coverage.

9.
Change in Control Agreement:  Subject to the approval of the Board of Directors, you will receive an executed form of Change in Control Agreement, a form of which is enclosed for your review (the “CIC Agreement”).

The basic provisions of the Change in Control Agreement include:

•
If your employment with the Company is terminated in connection with a Change in Control after May 31, 2010, the Company shall pay you a lump sum cash payment equal to two and a half (2.5) times your annual base salary at the rate in effect immediately prior to your termination and two and a half (2.5) times your bonus for the preceding fiscal year, if any.

•
If your employment with the Company is terminated in connection with a Change in Control prior to May 31, 2010, the Company shall pay you a lump sum cash payment equal to two and a half (2.5) times your annual base salary at the rate in effect immediately prior to your termination and two and a half (2.5) times your target bonus (which target bonus is 70% of salary).

•	If your employment with the Company is terminated in connection with a Change in Control, the Company will pay you for all earned but unused vacation leave at the time of such termination.

•
If your employment with the Company is terminated in connection with a Change in Control, the Company will continue to provide you with Medical, Dental, Prescription, & Vision insurance coverage until the earlier of (A) the second anniversary of the date of your termination or (B) the date on which you accept an offer of employment that provides you with similar insurance coverage.

More details are outlined in the attached form of the agreement.

10.
Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidentiality Agreement, prior to or on your Start Date

11.
Confidentiality of Terms.  You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding compensation, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

12.
Conflicting Organizations.  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, provided such engagements, service or stock ownership do not interfere with your responsibilities as President and Chief Executive Officer.

13.
Internal Revenue Code Section 409A.  The Company shall interpret and apply this agreement (and any additional separate agreements contemplated by this agreement) in a manner that is consistent with the intent that amounts earned and payable to you shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A (“Section 409A”).  Accordingly, notwithstanding any other term or provision in this agreement (or in any other agreement) to the contrary, distributions of benefits that are subject to Section 409A and that are payable upon or following your separation from service with the Company shall commence as of the date required by the agreement or, if later and to the extent required, the earliest date permitted by Section 409A (generally six months after separation from service, if you are considered a “specified employee” within the meaning of Section 409A).

14.	Choice of Law. This agreement shall be governed by the laws of the State of New York.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter, together with the Confidentiality Agreement and each of the other agreements referenced in this letter agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer will expire unless signed by you by January 19, 2009.  Upon signature by each of us, this letter agreement shall constitute a binding agreement with respect to the subject matter hereof.  This letter agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

Very truly yours,

ANGIODYNAMICS, INC.

By: /s/ Vincent A. Bucci
Vincent A. Bucci
January 19, 2009

ACCEPTED AND AGREED:

/s/ Jan Keltjens

_January 19, 2009___
Date